Exhibit 10.7

CHEMOCENTRYX, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(As Amended and Restated Effective February 19, 2014)

Non-employee members of the board of directors (the “Board”) of ChemoCentryx, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its Non-Employee Directors.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual retainer of $42,500 for service on the Board. In addition, a Non-Employee Director shall receive the following additional annual retainers, as applicable:

(i) Lead Independent Director. A Non-Employee Director serving as Lead Independent Director shall receive an additional annual retainer of $25,000 for such service.

(ii) Chairperson of the Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service.

(iii) Member of the Audit Committee. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(iv) Chairperson of the Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service.

(v) Member of the Compensation Committee. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(vi) Chairperson of the Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service.

(vii) Member of the Nominating and Corporate Governance Committee. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $6,000 for such service.

(b) Payment of Retainers. The annual retainers described in Section 1(a) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifth business day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(a), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such positions, as applicable. Non-Employee Directors may elect to receive vested shares of common stock in lieu of the foregoing retainers on the date on which such retainers would otherwise have been paid in cash in accordance with the terms and conditions of the Company’s 2012 Equity Incentive Award Plan (the “Equity Plan”).

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the Equity Plan.

(a) Initial Awards. A person who is initially elected or appointed to the Board following the Public Trading Date, and who is a Non-Employee Director at the time of such initial election or appointment, shall be automatically granted such number of restricted stock units on the date of such initial election or appointment as is determined by dividing (i) $175,000 by (ii) the Fair Market Value (as defined in the Equity Plan) per share of the Company’s common stock on the date of grant. The awards described in this Section 2(a) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one Initial Award.

(b) Subsequent Awards. A person who is a Non-Employee Director immediately following each annual meeting of the Company’s stockholders and who will continue to serve as a Non-Employee Director immediately following such annual meeting shall be automatically granted such number of restricted stock units on the date of such annual meeting of the Company’s stockholders as is determined by dividing (i) $90,000 by (ii) the Fair Market Value per share of the Company’s common stock on the date of grant; provided, however, that the dollar value in clause (i) above shall be $130,000 for purposes of the awards granted to eligible Non-Employee Directors on the date of the 2014 annual meeting of the Company’s stockholders. The awards described in this Section 2(b) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d) Vesting of Awards Granted to Non-Employee Directors. Each Initial Award shall vest and become exercisable in three equal annual installments on each of the first three anniversaries of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Each Subsequent Award shall vest and/or become exercisable on the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date. All of a Non-Employee Director’s Initial Awards and Subsequent Awards shall vest in full upon the occurrence of a Change in Control (as defined in the Equity Plan).